Exhibit 99.1

DATE:  February 24, 2011
FOR IMMEDIATE RELEASE
Media Contact:  David Donaldson (205) 298-3220
Investor Contact:  Mark Warren (205) 298-3220

VULCAN ANNOUNCES ARBITRATION RESULTS

Birmingham, Ala. - Vulcan Materials Company (NYSE: VMC) today announced that it has received favorable results in two recent arbitrations.

In the first arbitration, which related to the settlement in 2007 of two lawsuits brought against the Company's divested Chemicals business, the Company was awarded $13.5 million against one of its insurers. Of this award, $6 million pretax was recognized in earnings in the third quarter of 2010.  The remaining $7.5 million pretax amount will be recognized in earnings in the first quarter of 2011. When combined with settlements reached earlier with four other insurers, the Company now has recovered $37.9 million of the total amounts paid in settlement and for defense expenses in this litigation.

The second arbitration related to the $40 million settlement announced on May 18, 2010 of a lawsuit brought against the Company by the State of Illinois and the Illinois Department of Transportation. The Company recorded a charge against earnings for this amount and certain related defense expenses in the second quarter of 2010. In this arbitration, the panel ordered that the Company was entitled to recover $25.5 million under two insurance policies for a portion of the amounts paid in settlement and for defense expenses. The $25.5 million pretax award will be recognized in earnings in the first quarter of 2011. A further arbitration proceeding to recover additional amounts paid in settlement and for defense expenses is pending against another insurer.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For more information about Vulcan Materials Company, visit www.vulcanmaterials.com.

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